Exhibit 99.2

FOR IMMEDIATE RELEASE

CARDIOTECH APPOINTS DR. SZYCHER AS SPECIAL SCIENCE ADVISOR

WILMINGTON, MA, August 11, 2006. CardioTech International, Inc. (AMEX: CTE), a developer and manufacturer of advanced medical device products for the treatment of cardiovascular and other diseases, today reported the appointment of Dr. Michael Szycher, 68, as Special Science Advisor for a period of one year.  Dr. Szycher has resigned from his prior positions as the Company’s Chairman, President, CEO and Treasurer and as a director of the Company.

CardioTech’s President and CEO Michael Adams said: “Michael Szycher is the founder of our Company and for the past 10 years has made major contributions. With the process now beginning for clinical trials of our CardioPass™ synthetic coronary artery bypass graft in Europe, we entering a new stage in our Company’s development.  We are pleased that our founder can continue as an advisor.”

Commenting on his new role at the Company, Dr. Szycher noted that “I am looking forward to working with the Company’s dedicated and talented scientific team. CardioTech is at an exciting stage of its history and I am very pleased to participate in its growth.”

About CardioTech International:

CardioTech International, Inc. is a medical device company that designs, develops, manufactures and sells innovative products for the treatment of cardiovascular, orthopedic, oncological and other diseases. The Company provides its customers access to a range of proprietary and novel polymer and surface modification technologies.  CardioPass™ is CardioTech’s proprietary, synthetic coronary artery bypass graft. (SynCAB)  The Company generates revenues from sales of advanced medical devices, as well as from contracted product design and development services. More information about CardioTech is available at its website: http://www.cardiotech-inc.com

CardioTech International believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review CardioTech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2006.  The Company assumes no obligation to update the information contained in this press release.

For Further Information Contact:

Eric Walters	Sylvia Dresner
Vice President & Chief Financial Officer	Senior Vice President
CardioTech International, Inc.	VMW Corporate & Investor Relations
978-657-0075	212-616-6161
general-info@cardiotech-inc.com	info@vmwcom.com